UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 14A


         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [__}


Check the appropriate box:

[ X ]  Preliminary Proxy Statement

[___]  Confidential, for Use of the Commission Only

[___]  Definitive Proxy Statement

[___]  Definitive Additional Materials

[___]  Soliciting Material Pursuant to Rule 240.14a-12


                         AUTO-GRAPHICS, INC.
                      -------------------------
                        (Name of Registrant)

                           Not Applicable
-------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[_X_]  No fee required.


                     Cover Letter Information

NOTE: It is proposed that definitive proxy materials be mailed on or before December 21, 2001 if at all possible.

CONTACT: For information regarding this proxy statement/filing, please call Daniel E. Luebben, Secretary at (909) 595-7204 ext. 499 or 3201 Temple Avenue, Pomona, Ca 91768




                            AUTO-GRAPHICS, INC.
                        NOTICE OF ANNUAL MEETING
                              OF SHAREHOLDERS
                             January 15, 2002

To the Shareholders:

The annual meeting of the shareholders ("Meeting") of Auto-
Graphics, Inc. will be held at 3201 Temple Avenue, Pomona, California 91768 on January 15, 2002, at 3:00 p.m. for the following purposes:

1.     To elect directors.

2.     To approve the adoption of the 2001 Stock Plan.

3.     To amend the Articles of Incorporation with Amendment
No. 1 to delete the provision that provides for the number of directors to be stated in the Articles of Incorporation.

4.     To amend the Articles of Incorporation with Amendment
No. 2 to add a provision to eliminate or limit the personal liability of directors for money damages.

5. To amend the Bylaws to state the number of directors shall be at least three (3) and not more than five (5) directors, with the current exact number to be three
(3) directors.


6. To consider one shareholder proposal described in the accompanying Proxy Statement.



7. To transact such other business as may properly come before the meeting.


Only shareholders of record at the close of business on December
19, 2001, are entitled to notice of, and to vote at, this Meeting. A complete list of the shareholders entitled to vote at the Meeting will be available and open to the examination of any shareholder for any purpose germane to the Meeting during ordinary business hours from and after January 3, 2002, at the office of the Company. You are cordially invited to attend the Meeting.

If you hold your shares through a broker or other nominee, proof of ownership will be accepted by the Company only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of December 19, 2001.


IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE VOTING, PLEASE
CONTACT, DANIEL E. LUEBBEN, THE SECRETARY OF THE COMPANY, AT 1-800-776-
6939.



                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  ss/Daniel E. Luebben
                                  ---------------------
                                  Daniel E. Luebben
                                  Secretary


Pomona, California
December  21, 2001

                            AUTO-GRAPHICS, INC.
                             3201 Temple Avenue
                         Pomona, California  91768

                     PROXY STATEMENT FOR ANNUAL MEETING
                             OF SHAREHOLDERS

To Be Held January 15, 2002

GENERAL INFORMATION


This Proxy Statement, which will be first mailed to shareholders on or about December 21, 2001, is furnished in connection with the solicitation of proxies by the board of directors of Auto-Graphics, Inc. (the "Company" or "Auto-Graphics"), to be voted at the Annual Meeting of the Shareholders("Meeting") of the Company, which will be held at 3:00 p.m. on January 15, 2002, at 3201 Temple Avenue, Pomona, California 91768. The purpose of the Meeting and the matters expected to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders.


Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the Meeting or by executing another proxy dated as of the later date. The Company will pay the cost of solicitation of proxies.


Shareholders of record at the close of business on December 18, 2001 will be entitled to vote at the meeting on the basis of one vote for each share held, however, any shareholder eligible to vote for the election of directors is entitled to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or to distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.


To be entitled to exercise cumulative voting rights for the election of directors, a shareholder must give notice at the Meeting of such person's desire to cumulate votes for one or more candidates whose name(s) have been placed in nomination prior to the commencement of voting for the election of directors. If any shareholder exercises the right to cumulate votes for the election of directors, then all shareholders are entitled to cumulative voting rights for the election of directors. Cumulative voting applies only to voting for the election of directors (not for the other proposals before the meeting).


On December 18, 2001, there were 4,997,234 shares of Common Stock outstanding.


ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended December 31, 2000 is being mailed with the Proxy Statement.

Stockholders are referred to the Annual Report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

1.     ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company's board of directors currently consists of three members. Three directors are to be elected at the Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of the company's directors requires a plurality of the votes cast in person or by proxy at the meeting. The board of directors expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board of directors to fill any such vacancy.

In the event all three of the board of directors' nominees cannot be elected, then the board of directors in its discretion may instruct Robert S. Cope to vote cumulatively for less than three of the board of directors' nominees. In such event it is the board of directors' current intention to instruct Mr. Cope to vote proxies received by the board of directors for the reelection of Robert S. Cope and James R. Yarter.

Nominees Proposed by the Board of Directors

Set forth below is certain information pertaining to the persons who are proposed as nominees for election to the Company's board of directors.

Robert S. Cope, 66, along with his family is a 44% shareholder of the Company, a current director of the Company, and holds the officer positions of President and Chairman of the Board of the Company, will be seeking reelection to the Board. During the previous five years Mr. Cope has served the Company as Chief Executive Officer, President and Treasurer.


Mr. Yarter, 64, is a 2% shareholder of the Company. Mr. Yarter's prior business background and experience covers a period of 35 years. During the past five years, his experience includes being President and Chief Executive Officer of the following companies: Block Medical, a division of Hillenbrand Industries, Inc., a company listed on the New York Stock Exchange for the period 1994-1996; US Medical, a start-up company for the period 1996-1997; and Gish Biomedical, Inc., a company listed on NASDAQ for the period 1999-2000. Besides being on the Company's Board of Directors, Mr. Yarter is currently on the board of directors of Advant Medical and Group 3 Inc. On June 21, 2001, Mr. Robert S. Cope filed a Notice of Written Consent of Shareholders to Fill a Vacancy on the Board of Directors and a Proxy Statement to solicit the necessary shareholder written consents ("Notice"). The Notice identified that the record date for voting to fill the vacancy was June 14, 2001. Mr. Cope obtained the required number of votes through the solicitation of less than ten (10) shareholders by use of written consent forms and Mr. James R. Yarter was elected to the board of directors to serve until a successor shall be duly elected and qualified.


Robert L. Lovett, 64, is a retired medical doctor and a 4%
shareholder of the Company. During the past five years Dr. Lovett has been a private investor. Dr Lovett has also served on the board of
directors of the Lovett Pinetum Charitable Foundation.   Dr. Lovett is a
first time nominee for a position on the Company's Board.

The following table sets forth information regarding the beneficial ownership of the Company's common shares by the board nominees for directors, the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"), and the directors and executive officers as a group.

                                           Amount and Nature of
                                          Beneficial Ownership of  Percent
                                            Common Shares as of      of
Names                                           11/26/01           Class
------------------------------------      --------------------      ------

Robert S. Cope                                 1,829,725(1)          36.6%

Paul R. Cope                                     373,602              7.5%

James R. Yarter                                  120,000              2.4%

Robert L. Lovett                                 195,000              3.9%

Executive Officers and Directors
     as a Group (6 Persons)                    2,613,827             52.3

(1) Includes the following shares held by family members and relatives: 1,641,475 shares held by the Cope Family Trust of which Mr. Cope is the trustee; 71,625 shares held by Bryan A. Cope; 101,625 shares held by Lizabeth L. Cope; and 15,000 shares held by William R. McConnell.

During the Company's year ended December 31, 2000, the board of directors did not hold any meetings, but acted by unanimous written consent on eight (8) occasions. For the calendar year 2001, the board of directors has held five meetings. In addition to these meetings the Board has acted by unanimous written consent on one occasion.

The Company's board of directors does not maintain standing audit, nominating or compensation committees. These matters are considered and acted upon by the entire board of directors.

Cash Compensation

The following table discloses compensation received for the three fiscal years ended December 31, 2000, by the Named Executive Officers.

     SUMMARY COMPENSATION TABLE

                                                    Long-term
                                                  Compensation
                             Annual Compensation    Awards
                             -------------------  Securities
Name and                                          Underlying  All Other
Principal Position      Year    Salary   Bonus    Options(#) Compensation
------------------      ----   --------  -----   ----------  ------------

Robert S. Cope          2000   $137,000   -0-         -0-         -0-
Chairman of the Board   1999    156,000   -0-         -0-         -0-
                        1998    133,000   -0-         -0-         -0-

Michael .K. Skiles      2000   $102,000   -0-         -0-         -0-
President

Corey M. Patick    EVP  2000   $145,000   -0-         -0-         -0-

Daniel E. Luebben  CFO  2000   $108,000   -0-         -0-         -0-
                        1999     93,000   -0-         -0-         -0-
                        1998    100,000   -0-         -0-         -0-

William J. Kliss   COO  2000  $  69,000   -0-         -0-         -0-
                        1999    138,000   -0-         -0-         -0-
                        1998    138,000   -0-         -0-         -0-


Compensation pursuant to Stock Options

There have been no stock option grants for the three years ending
December 31, 2000.

Certain Relationships and Related Transactions


In November 2000, the Company sold and issued 240,000 3-year warrants for $800 entitling Corey M. Patick to purchase one share of the Company's (restricted) Common Stock for each warrant for $.033 per share. Subsequently, Corey M. Patick sold the warrants to Robert H. Bretz. Robert H. Bretz then exercised the warrants and purchased the 240,000 shares of the Company's (restricted) Common Stock covered by such warrants for the exercise (purchase) price for such shares under the warrants (aggregating $8,000 or $.033 per share). There are no warrants outstanding at December 31, 2000. Subsequently Corey M. Patick purchased 120,000 shares from Robert H. Bretz and in November, 2001, James R. Yarter purchased those 120,000 shares from Corey M. Patick.


In May 1999, Robert S. Cope and the Cope Family Trust granted an option to Corey M. Patick to purchase 1,125,000 (or 22%) of the Company's Common Stock for $1.67 per share (adjusted for the 3-for-1 stock split effective February 28, 2000). Mr. Patick subsequently exercised the option in November of 2000 and the closing for the purchase of and payment for the option shares, originally scheduled for November 2000, and was extended several times by the parties. By the terms of the most recent extension, Mr. Patick's option expired on August 31, 2001, without the purchase of and payment for the option shares having been consummated by Mr. Patick.

Robert H. Bretz was the longtime general counsel of the Company in addition to his position as a director. Mr. Bretz was terminated as general counsel to the Company on May 9, 2001. Mr. Bretz had billed the Company on average $339,000 per year for the three (3) years prior to his termination. In addition to Mr. Bretz's billing, Mr. Bretz became disruptive to the business of the Company. In the period prior to the Company's filing of its Form 10-K, Mr. Bretz refused to sign the Form 10-K unless the Company signed a Safety Net Agreement (paying Mr. Bretz upon a change of control one years gross legal billing based upon the prior three year average) and a "comfort letter" for the sole benefit of Mr. Bretz that requested personal representations, warranties and assurances from Messrs. Cope, Skiles and Ferguson regarding the accuracy and completeness of the Company's financial statements. The Company filed its Form 10-K without Mr. Bretz's signature one day prior to when the Company's operating line of credit would have been discontinued by the bank because of its failure to file its Form 10-K.

Using his position as a director, asserting a right of "director due diligence," Mr. Bretz has intimidated and issued veiled threats to the officers of the Company. For example, during the period January 1, 2001 through April 30, 2001, Mr. Bretz sent 580 e-mails requesting information. These due diligence requests virtually brought the daily operations of the Company to a standstill until such time as the Company advised Mr. Bretz that such "due diligence" would be subject to the rights of inspection and copying under California Corporations Code
Section 1602.

On May 17, 2001, the Company filed a Complaint with the California State Bar alleging the matters discussed above which is currently being investigated .

Following Mr. Bretz' termination, Mr. Bretz filed on behalf of the Company, Auto-Graphics, Inc. v. The 664 Company, Ltd. ("The 664 Company") and Robert S. Cope, Los Angeles Superior Court Case No. BC252517 ("664 Lawsuit') alleging that The 664 Company's lease with the Company (the "Lease") violated Section 310 of the California Corporations Code. Mr. Bretz retained himself and his own law firm to represent the Company without authorization of the Company's Board of directors or management. On August 8, 2001 the 664 Lawsuit, was dismissed by the Los Angeles California Superior Court upon the court holding that the Action by Unanimous Written Consent signed solely by Mr. Bretz was invalid because it failed to satisfy the requirements of California Corporations Code
Section 307(b).

The Lease commenced on July 1, 1986, for an original term of five years and for 27,000 square feet of office space. The Lease provided for two options to extend the Lease for a period of five years each (the "Lease Options"). Prior to its execution, the Lease was approved unanimously by the three disinterested members of the Board of directors of the Company. During the term of the Lease, The 664 Company agreed in 1998 to reduce the rental rate by 22% and in 2000 allowed the Company to
reduce its space leased by approximately 10,000 square feet.   The Lease
Options were exercised by the Company without any further approvals of the disinterested members of the Board of directors. Mr. Bretz, as its general counsel at the time, did not advise the Company that any such approval might be required. The Lease that Mr. Bretz alleges is unfair is at a rental rate of $1.55 per foot per month. The rental rates paid by the two other non-affiliated tenants located in the Company's facility are at a rental rate of $1.65 per foot per month.

The Company filed a complaint against Mr. Bretz on June 29, 2001 for damages and injunctive relief for breach of fiduciary duty. In Case No. BC 253322 in Los Angeles California Superior Court captioned Auto-Graphics, Inc. vs. Robert H. Bretz et al. The Company, alleges that Mr. Bretz has become disruptive and harmful to the business operations of the company and has damaged the Company by his various actions including his excessive billings to the Company, filing of the unauthorized lawsuits on behalf of the Company and harassment of its officers and employees.


Mr. Bretz answered denying the claims of the Company and filed a derivative cross-complaint against three of the Company's officers and former officers, Robert S. Cope, Michael K. Skiles and Michael F.
Ferguson for breach of fiduciary duty, fraud and deceit, misrepresentation, breach of contract/employment, removal for cause and other declaratory and injunctive relief. The cross-complaint was filed on July 16, 2001 in Los Angeles, California Superior Court. The officers have filed a special and general demurrer to the cross-complaint which was heard on November 14, 2001. At the hearing on November 14, 2001, the court ruled that: (i) Mr. Bretz has 10 days to filed an amended cross-complaint; (ii) Within 30 days after being served with the amended cross-complaint, Auto-Graphics can file a motion for the court to order Mr. Bretz to furnish a bond to cover the reasonable expenses of the Company; and (iii) All discovery pertaining to this case is suspended until February 15, 2002. On or about November 26, 2001, Bretz filed an amended cross-complaint. The Company is in the process of preparing and filing their motion for the court to order Mr. Bretz to furnish a bond to cover reasonable expenses of the Company.



Mr. Bretz filed a complaint on December 10, 2001, in Los Angeles Superior Court Case No BC263256, against Robert S. Cope, Daniel E. Luebben, James R. Yarter, and Craig O. Dobler, Esq. and named Auto-Graphics, as a nominal defendant to enforce director's inspection/copying rights under California Corporations Code Section 1602. Messrs. Cope, Luebben, Yarter, Dobler and Auto-Graphics are in the process of answering the complaint.


Recent Developments

On September 28, 2001 the Company's Board of directors replaced
Michael K. Skiles as President with Robert S. Cope and replaced Michael
F. Ferguson as Chief Financial Officer with Daniel E. Luebben effective as of October 4, 2001. The Company is developing a plan to reduce expenses during the fourth quarter of 2001 to return the Company to profitability for the year 2002. This will be accomplished primarily by reducing payroll and overhead associated with the initiatives begun in 2000 via the majority-owned subsidiaries, DataQuad and LibraryCard.

Section 16(a) Beneficial Ownership Reporting Compliance

Robert H. Bretz was late in filing form 4 for the purchase of 240,000 warrants to purchase 240,000 shares and also in the acquisition of the 240,000 shares. Robert S. Cope was late in filing form 4 for the purchase of 30,000 shares.


2.     PROPOSAL FOR APPROVAL OF THE 2001 STOCK PLAN

At the Meeting, the shareholders will be requested to approve the Auto-Graphics' 2001 Stock Plan (the "Stock Plan"). The Board of directors ("Board") recommends approval of the new Stock Plan to allow the Company to continue to attract and retain the best available employees, directors and consultants and provide an incentive for them to use their best efforts on the Company's behalf. For these reasons, the Board is recommending to the shareholders for their approval, the Stock Plan. A copy of the Stock Plan may be obtained upon written request to Auto-Graphics, Inc., Attn: Daniel E. Luebben, 3201 Temple Avenue, Pomona, California 91768.

Description of the Plan

General. The purposes of this Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility to provide additional incentive to such individuals, and to promote the success of Auto-Graphics' business by aligning the financial interests of employees, directors, and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or nonqualified stock options.

Administration.  The Stock Plan will be administered by the Board.

New Plan Benefits. Because benefits under the Stock Plan will depend on the Board's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees if the Stock Plan is approved by the shareholders.

Eligibility. Incentive stock options may be granted only to employees of the Company or its subsidiaries. Nonqualified stock options may be granted under the Stock Plan to employees, directors, and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted. The Board, in its discretion, will select the individuals to whom options will be granted, the time or times at which such options are granted, the number of shares subject to each grant, and vesting schedule.

Shares Subject to the Stock Plan. Shares of the Company common stock which may be awarded and delivered under the Stock Plan may be authorized, but unissued, or reacquired common shares. The Company expects there to be approximately 499,000 shares available for future awards under the Stock Plan as of January 1, 2002, the effective date of the Stock Plan.

Limitations.   The Stock Plan provides that the aggregate number of
Company common shares underlying all options to be granted is 499,000 shares of common stock. The aggregate number of shares underlying all incentive stock options that may be granted under the Stock Plan may not exceed 350,000 and the aggregate number of shares underlying all nonqualified stock options that may be granted under the Stock Plan may not exceed 149,000.

Terms and Conditions of Options. Each option is to be evidenced by an option agreement between the Company and the individual optionee and is subject to the following additional terms and conditions.

Exercise Price. The Board will determine the exercise price for the shares of common stock underlying each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price for a share of Company common stock underlying each option is the arithmetic mean between the asked and the bid prices on the closing of the market on such date as reported on the Over-the-Counter Bulletin Board.

Exercise of Option; Form of Consideration. The Board will determine when options become exercisable. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Stock Plan permits payment to be made by cash or check.

Term of Option.   The term of an option may be no more than ten
(10) years from the date of grant. No option may be exercised after the expiration of its term.

Death or Disability. If an optionee's employment, directorship or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following twelve (12) months if the employment, directorship, or consulting relationship had continued, may be exercised within the twelve (12) month period following the optionee's death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. In addition, if an optionee's employment, directorship, or consulting relationship terminates as a result of the optionee's total and permanent disability, then the optionee may, within eighteen (18) months after the termination, exercise all options he or she could have exercised at the termination date, or would have been able to exercise within the twelve (12) month period following the termination of employment, directorship or consulting relationship had continued, provided that no such option may be exercised after expiration of the term specified in the option agreement.

Non-transferability of Options. Unless otherwise determined by the Board, options granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee.

Other Provisions. An option agreement may contain other terms, provisions, and conditions not inconsistent with the Stock Plan, as may be determined by the Board.

Stock Options. Incentive stock options may be granted alone, in addition to, or in tandem with nonqualified stock options under the Stock Plan. Unless the Board determines otherwise, the stock option agreement will provide that any non-vested stock is forfeited back to the Company upon the optionee's termination of employment for any reason.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets.
In the event that the Company's stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in the Company's capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price for shares subject to any such outstanding option.

In the event of a liquidation or dissolution, any unexercised options will terminate. In the event of a change of control of the Company, as determined by the Board, the Board, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding option.

Amendment and Termination of the Stock Plan. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any option previously granted under the Stock Plan without the written consent of the optionee. The Stock Plan shall remain in effect until termination by action of the Board or operation of law.

Federal Income Tax Consequences Relating to the 2001 Stock Plan

The federal income tax consequence to the Company and its employees of options under the Stock Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Stock Plan. Recipients of options under the Stock Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options

As noted above, options granted under the Stock Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-qualified stock option.

Incentive Stock Options

If an option granted under the Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and to the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income). The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Stock Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.


Vote Required and Board Recommendation
--------------------------------------


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE STOCK
PLAN.


3. PROPOSAL FOR APPROVAL TO AMEND THE ARTICLES OF INCORPORATION WITH AMENDMENT NO. 1 TO DELETE THE PROVISION THAT STATES THE NUMBER OF
DIRECTORS IN THE ARTICLES OF INCORPORATION


At the meeting, the shareholders will be requested to approve an amendment ("Amendment No. 1") of the Auto-Graphics, Inc. Articles of Incorporation. The Board recommends approval of Amendment No.1. The original Articles of Incorporation were filed with the California Secretary of State on August 15, 1960. The Articles of Incorporation currently provide that the board of directors shall consist of three members as follows:

FOURTH:     (a)     the number of directors of the corporation is three.

(b) the names and addresses of the persons who are appointed to act as first directors are:

(1)     Ira C. Cope, 1216 South Mayflower Avenue, Monrovia, California.

(2)     Opal T. Cope, 1216 South Mayflower Avenue, Monrovia, California.

(3)     Charles M. Cope, 915 West Olive Avenue, Monrovia, California.



Amendment No. 1 provides for the deletion of the provision stating the number of directors on the Company's board of directors as follows:

Article FOURTH of the Articles of Incorporation of this corporation shall be stricken in its entirety from the Articles of Incorporation.


The board of directors wish to provide for the numbers of directors in the bylaws of the Company by means of a variable board of directors of at least three (3) but not more than five (5) members, with the exact number currently being three (3) directors until changed by the board of directors or the shareholders

If Amendment No. 1 is approved, it means that the Articles of Incorporation does not have to be amended if the exact current number of directors is increased to four (4) or five (5) directors. It would only require an amendment to the bylaws with either board of director or shareholder approval. In the event the exact current number of directors is increased to five (5) members, the board of directors could appoint the two directors to fill the two vacancies.


The positive effect of this amendment for the Company's shareholders is fourfold: (i) Faster appointment to the board of directors; (ii) A more diversified board of directors, because of more members; and (iii) Cost savings because the board of directors can fill any vacancies on the board of directors; and (iv) Members of the board of directors who are experienced in directorship duties could be filling any vacancies on the board of directors.



The negative effect of this amendment for the Company's shareholders would be that shareholders will be allowing the Company's board of directors to fill any vacancy that may occur on the board of directors.



Vote Required and Board Recommendation
--------------------------------------


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of Amendment No. 1 of the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 1 TO THE ARTICLES OF INCORPORATION.


4. PROPOSAL FOR APPROVAL TO AMEND THE ARTICLES OF INCORPORATION WITH AMENDMENT NO. 2 TO ADD A PROVISION TO ELIMINATE OR LIMIT THE PERSONAL LIABILITY OF A DIRECTOR FOR MONEY DAMAGES

At the meeting, the shareholders will also be requested to approve an amendment ("Amendment No. 2") of the Auto-Graphics, Inc. Articles of Incorporation. The Board recommends approval of Amendment No. 2. When the original Articles of Incorporation were filed with the California Secretary of State on August 15, 1960, the California corporation law at that time did not permit a provision in the Articles of Incorporation to eliminate or limit the personal liability of directors for money damages.

In 1987 the California Corporations Code was amended to permit the Articles of Incorporation to contain this provision. Amendment No. 2 provides for addition of the provision that would eliminate or limit the personal liability (except for violation of federal securities laws or federal law generally) of directors for money damages. This Amendment No. 2 is effective only for acts committed after the amendment is approved by the required vote of the shareholders and the board of directors of the Company. Amendment No.2 is as follows:

Article SIXTH as set forth herein shall be added to the Articles of Incorporation as follows:

SIXTH: The liability (except for violation of any federal securities laws or federal law generally) of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This Article SIXTH is effective only for acts committed after this amendment is approved by the required vote of the shareholders and the board of directors of this corporation.

This provision of eliminating or limiting the personal liability for money damages for directors, does not extend to director acts that are: (i) covered under Section 310 of the California Corporations Code (i.e. contracts in which director has a material financial interest);
(ii) intentional misconduct; (iii) believed to be against the best interest of the corporation or its shareholders; (iv) involved in the absence of good faith; (v) transactions where director derived an improper benefit; (vi) a reckless disregard for the director's duty to the corporation or its shareholders in circumstances where the director was aware of a risk of serious injury to the corporation or its shareholders; (vii) an abdication of the director's duty to the corporation or its shareholders; (viii) covered under Section 316 of the California Corporations Code (i.e. corporate actions subjecting directors to joint and several liability).

The Board of directors believes that Amendment No. 2 is necessary in order to attract qualified individuals to serve on the board of directors.

The positive effect of the adoption of Amendment No. 2 for Auto-Graphics' shareholders is that it will attract qualified individuals to serve on the board of directors. At the present time other California corporations have this provision in their Articles of Incorporation and Auto-Graphics is competing with these corporations for qualified individuals to serve on their board of directors. Thus, this amendment will allow Auto-Graphics to compete equally with other California corporations to attract qualified individuals to serve on its board of directors.

The board of directors does not believe there is any negative effect to the adoption of Amendment No. 2 for the Auto-Graphics' shareholders, because the benefit of attracting qualified individuals to serve on the board of directors greatly outweighs any potential increased costs to the Company.


Vote Required and Board Recommendation
--------------------------------------


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of Amendment No. 2 of the Articles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 2 TO THE ARTICLES OF INCORPORATION.


5. PROPOSAL FOR APPROVAL TO AMEND THE BY-LAWS TO STATE THE NUMBER OF DIRECTORS IN THE BYLAWS.



At the meeting, the shareholders will be requested to approve an amendment ("Amendment") to the Auto-Graphics, Inc. Bylaws ("Bylaws"). The Amendment to the Bylaws provides that the authorized number of directors shall not be less than three (3) nor more than five (5), with the current number to be three (3) directors until changed by an amendment adopted by the board of directors or the shareholders. The board recommends approval of this Amendment to the Bylaws.



The current provision in the Company's Bylaws reads as follows:

Section 2. Number of Directors and Qualifications. The authorized number of Directors of the corporation shall be not less than five (5) nor more than eight (8) until changed by amendment of the Articles of Incorporation or by a By-Law duly adopted by the shareholders amending this section 2. The exact number of Directors of the corporation shall be seven (7) until changed, within the limits specified in the preceding sentence, by a By-Law or amendment thereof duly adopted by the shareholders or by the Board of Directors amending this Section 2. Provided, however, that if it is proposed to reduce the authorized number of Directors below five (5), the vote or written consent of shareholders holding more than eighty percent (80%) of the voting power shall be necessary for such reduction.


Because the current Articles of Incorporation of Auto-Graphics states that the number of directors is three, only an amendment to the Articles of Incorporation can change the number of directors. Since, there was never an amendment to the Articles of Incorporation to change number of directors, the current Section 2 of the Bylaws is erroneous and has no force or effect.

Previously, in Item No. 3 of this Proxy Statement, it was explained that the Articles of Incorporation are being amended to remove the provision for the stated number of directors, so that the Bylaws can provide for the number of directors. The Amendment to the Bylaws will read as follow:


2. NUMBER OF DIRECTORS AND QUALIFICATION . The authorized number of directors shall be not less than three (3) nor more than five (5) until changed by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The exact number of directors shall be fixed, within the limits specified, by amendment of the next sentence duly adopted either by the Board or the shareholders. The exact number of directors shall be three (3) until changed as provided in this Section 2.



The Amendment will permit the board of directors to increase the current exact number of directors from three (3) members to five (5) members.
This will permit the board of directors to appoint two new directors to fill the two vacancies. This will allow for ease in increasing the number of directors on the Company's board of directors. Auto-Graphics' board of directors does not have a schedule for adopting an amendment to expand the board to five (5) members nor is there a schedule to submit the amendment to the shareholders.



As stated earlier, under Item No. 3 of this Proxy Statement, the positive effect of this amendment for the Company's shareholders is fourfold: (i) Faster appointment to the board of directors; (ii) A more diversified board of directors, because of more members; and (iii) Cost savings because the board of directors can fill any vacancies on the board of directors; and (iv) Members of the board of directors who are experienced in directorship duties could be filling any vacancies on the board of directors.



The negative effect of this amendment for the Company's shareholders would be that shareholders will be allowing the Company's board of directors to fill any vacancy that may occur on the board of directors.



Vote Required and Board Recommendation
--------------------------------------


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Amendment to the Bylaws.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THIS
AMENDMENT TO THE BYLAWS.



6.     SHAREHOLDER  PROPOSAL.



Robert H. Bretz, 520 Washington Blvd., Suite 428, Marina del Rey, California 90202, phone (310) 578-1957 and Paul Shepherd, 2951 East Valley Road, Montecito, California 93108, phone (805) 969-7370, have notified the Company that they intend to submit the following proposal at this year's annual meeting:



Messrs. Bretz and Shepherd have proposed the following amendment to the Company's By-Laws:



RESOLVED, that the Company's By-laws, Article V, Section 5, be and is hereby amended by the shareholders of the Company (the "Amendment") to retain
Section 5 as it currently appears but to add immediately following existing
Section 5 "CONTRACTS, ETC." the following new Section 5.1. "RELATED PARTY TRANSACTIONS, CONTRACTS" to read as follows (the "Amendment"):



"Section 5.1 RELATED PARTY TRANSACTIONS, CONTRACTS. Any contract or transaction between the Company and any director of the Company and/or any company or other entity in which any such director or any member of such director's family holds any interest (herein "related party") shall first be submitted for review, approval and authorization in good faith (following full disclosure of all relevant facts and circumstances as to such proposed transaction and/or contract including the director's interest therein) by the shareholders of the Company with the shares owned by the interested director not be entitled to vote thereon, or by a vote of the board of directors sufficient without counting the vote of the interested director, as being in the Company's just and reasonable to the Company. In no event shall any such "related party" transaction or contract be entered into and/or performed by the Company without the prior formal approval of the Company's shareholders or board of directors as provided for herein. Notwithstanding any contrary provision in these By-Laws, this section of the By-Laws shall only be amended by a majority vote (excluding shares owned by the interested shareholder) of shares entitled to vote at any annual meeting of shareholders as provided for in these By-Laws."



Supporting Statement.



Messrs. Bretz and Shepherd recommend to the shareholders of the Company for the adoption of the proposal at the Company's 2001 Annual Meeting of Shareholders to provide that all transactions and contracts by and between the Company and any such "related party" are first reviewed, approved and authorized by the disinterested shareholders or disinterested directors are just and reasonable to the Company. During the last ten years, the Company has entered into a lease with the 664 Company, a California partnership ("The 664 Company") in which Mr. Cope is the managing general partner and which owns the land and building in Pomona, California leased by the Company as its corporate office and production facility. Total payments by Auto-Graphics to The 664 Company in respect of such lease during the last ten
(10) years approximated $4,500,000, including pro rata share of operating expenses.



Statement Against Proposal.



The Board recommends a vote against the shareholder proposal.  The lease with The 664 Company ("Lease") commenced on July 1, 1986, for an original term of five years and for 27,000 square feet of office space. The Lease provided for two options to extend the Lease for a period of five years each (the "Lease Options"). Prior to its execution, the Lease was approved unanimously by the three disinterested members of the board of directors of the Company. During the term of the Lease, The 664 Company agreed in 1998 to reduce the rental rate by 22% and in 2000 allowed Auto-Graphics to reduce
its space leased by approximately 10,000 square feet.   The Lease Options
were exercised by Auto-Graphics without any further approvals of the disinterested members of the board of directors. Mr. Bretz, as the Company's general counsel at the time, did not advise Auto-Graphics that any such approval might be required. The Lease that Mr. Bretz alleges is unfair is at a rental rate of $1.55 per foot per month. The rental rates paid by the two other non-affiliated tenants located in the Auto-Graphics' facility are at a rental rate of $1.65 per foot per month.



An internal report prepared at the request of Robert H. Bretz concluded that Auto-Graphics saved approximately $1,300,000 as a result of The 664 Company waiving all but one cost of living adjustment over the 15 year term of the Lease.



The Lease, originally due to expire on June 30, 2001, was extended for 90 days upon its same terms and conditions. On September 30, 2001, the Lease expired. The 664 Company has agreed to allow Auto-Graphics to holdover at its current rental rate until March 31, 2002 so as to allow Auto-Graphics to assess its space requirements.



The 664 Company has proposed that Auto-Graphics enter into a new lease for a term of five years upon the same rate and terms as the two other non-affiliated tenants in the Company's facility for approximately 25% less space than currently leased. Any new lease will be submitted for approval of the disinterested members of Auto-Graphics' board of directors pursuant to California Corporations Code Section 310.



California Corporations Code Section 310 places significant restrictions on contracts and transactions between a company and any of its directors or with an entity in which any of its directors have a material financial interest. Section 310(a) of the California Corporation Code provides as follows:



A contract or transaction between Auto-Graphics and one of its directors or with an entity in which one of its directors has a material financial interest is valid, if the contract is:

(1)     Approved by the disinterested shareholders ("Shareholder Approval");
or

(2) Approved by the disinterested board of directors and the contract or transaction is just and reasonable as to Auto-Graphics ("Director Approval"); or

(3) The contract or transaction is just and reasonable as to Auto-Graphics ("Just and Reasonable Approval").



Thus, if one of the three procedures is followed, then the related party transaction is valid and binding on the parties.



Also, note that if a disinterested Board of Directors approved the lease with The 664 Company, the lease must also be just and reasonable as to Auto-Graphics for the lease to be valid and binding on all parties.



Auto-Graphics is bound by the California Corporations Code to follow Section 310 and thus all of a shareholder's concerns about related party transactions are already covered by Section 310 of the California Corporations Code in that any related party transactions involving Director Approval would be subject to a Just and Reasonable determination.



However, the shareholder proposal would eliminate the Just and Reasonable Approval procedure. Thus, the shareholder proposal will not allow Auto-Graphics to avail itself of the Just and Reasonable Approval procedure when all other corporations in California can do so. Auto-Graphics' objective is to return Auto-Graphics to profitability. The shareholder proposal does not cut costs, and if shareholder approval is required for a related party transaction, it can increase costs when compared to the costs of adhering to the Just and Reasonable Approval procedure. To burden Auto-Graphics with such a time consuming and costly procedure would not seem to foster the objective of restoring profitability. However, Auto-Graphics is going to submit the 664 Lease to the disinterested board members for their approval as stated in this Proxy Statement.



The Shareholder's proposal differs from California Corporations Code Section 310 on two major points. First, the related party contract must be submitted prior to entry into the contract to the disinterested shareholders or to the disinterested directors for their "review, approval and authorization". Section 310 does not require prior approval of a related party transaction.



Second, Section 310 of the California Corporations Code allows for the enforceability of such related party contracts if the party asserting the validity of the contract is able to prove that the contract is just and reasonable to Auto-Graphics. The Shareholder's proposal does not allow for this approval procedure. Therefore any related party contract not "reviewed, approved and authorized" in advance by the disinterested shareholders or the disinterested directors could not be entered into by Auto-Graphics even though the contract is just and reasonable to Auto-Graphics and allowed by Section 310 of the California Corporations Code.



Further, under California Corporations Code Section 310, Auto-Graphics has the right to assert the validity of a related party contract if it proves that the contract is just and reasonable to Auto-Graphics. Therefore, a related party contract that is very favorable to Auto-Graphics, can be asserted by Auto-Graphics to be valid and binding on all parties. Under the shareholder proposal, Auto-Graphics could not do so, and, in fact, it couldn't even enter into the contract.



The board of directors believe that California Corporations Code Section 310 already greatly protects the shareholders of the Company and that the Shareholder proposal will create bylaws that conflict with the California Corporations Code.



Vote Required and Board Recommendation
--------------------------------------



The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.


PROPOSALS OF SHAREHOLDERS FOR THE 2002 ANNUAL MEETING

To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be received at the Company's principal executive office no later than the close of business on January 31, 2002.

For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on January 31, 2002 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on January 31, 2002.


Notices of intention to present proposals at the 2002 annual meeting should be addressed to Secretary, Auto-Graphics, Inc., 3201 Temple Avenue, Pomona, California 91768. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.


SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING PROCEDURES

Tabulation of Votes: Votes cast by proxy or in person at the meeting will be tabulated by persons appointed as inspectors of election for the meeting.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients will vote their clients' proxies in their own discretion.

AUDITORS

Representatives of BDO Seidman, LLP, independent public auditors for the Company for fiscal 2000 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

FEES PAID TO BDO SEIDMAN, LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by BDO Seidman, LLP for the fiscal year 2000.

Audit Fees                                                    $85,331
Financial Information System Design and Implementation Fees       -0-
All Other Fees                                                    -0-
                                                              -------
Total                                                         $85,331


OTHER MATTERS

The Board of directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

If any of your shares of the Company are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please sign, date and promptly mail the WHITE proxy card in the envelope provided by your broker. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker.

This Proxy Statement includes forward looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act.

If you have any questions or require any additional information or assistance or wish a copy of the annual report, please call Daniel E. Luebben, the Secretary of the Company, at 1-800-776-6939, or send request to 3201 Temple Avenue, Pomona, California 91768.


DATED: Pomona, California, December 21, 2001.


                           AUTO-GRAPHICS, INC.
                      ATTN: CHIEF FINANCIAL OFFICER
                           3201 TEMPLE AVENUE
                         POMONA, CALIFORNIA 91768
                              1-800-776-6939

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.


IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, AND AGAINST PROPOSAL 6.
Please mark your votes as indicated [X]


                                                FOR      WITHHOLD
                                             election of   vote
                                                all      from all
                                              nominees   nominees
                                             ----------- --------

1.      Election of directors: 01 Robert S. Cope,
02 James R. Yarter, 03 Robert L. Lovett,      [_]        [_]
Except for nominee(s) listed below from whom vote is withheld:

_________________________________________


                                                    FOR   AGAINST ABSTAIN
                                                    ---   ------- -------
2.     Proposal to Approve the 2001 Stock Plan      [_]     [_]     [_]



3.     Proposal to Approve Amendment No. 1
       to Articles of Incorporation                 [_]     [_]     [_]



4.     Proposal to Approve Amendment No. 2
       to Articles of Incorporation                 [_]     [_]     [_]



5.     Proposal to Approve an Amendment to
       the Bylaws to state the number of
       directors in the Bylaws                      [_]     [_]     [_]



6.     Shareholder Proposal                         [_]     [_]     [_]
       (The Board recommends a vote against
        this proposal).




7 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                           AUTO-GRAPHICS, INC.
                                P R O X Y
                        FOR ANNUAL MEETING OF THE
                   SHAREHOLDERS OF AUTO-GRAPHICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT S. COPE with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 3201 Temple Avenue, Pomona, California 91768 on January 15, 2002 at 3:00 p.m. and at any adjournments thereof.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature________________________________________ Dated: ____________


Signature if held jointly________________________ Dated: ____________


                        YOUR VOTE IS IMPORTANT!


                          VOTE BY PROXY CARD

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                         THANK YOU FOR VOTING.


JAN152002PROXYa